Exhibit 99.1

Four Radnor Corporate Center, Suite 200

Radnor, PA 19087

Ph: (610) 687-8900 Fax: (610) 687-3688

www.pennvirginia.com

FOR IMMEDIATE RELEASE

PENN VIRGINIA CORPORATION CHIEF EXECUTIVE OFFICER AND PRESIDENT BAIRD WHITEHEAD

ANNOUNCES RETIREMENT; BOARD COMMENCES CHIEF EXECUTIVE OFFICER SEARCH

RADNOR, PA (Globe Newswire) July 20, 2015 – Penn Virginia Corporation (NYSE: PVA) today announced that H. Baird Whitehead has informed the Board of Directors of his plan to retire as President and Chief Executive Officer after more than 14 years of service, including four years in his current position. The Board of Directors has formed a committee to commence a search to identify a new President and Chief Executive Officer, and has retained SpencerStuart, a nationally recognized recruiting firm, to advise the Board on potential candidates. Mr. Whitehead will continue to serve until a successor is named and the CEO transition is complete.

“On behalf of the Board, I want to thank Baird for his leadership, dedication and commitment to the Company over the past 14 years,” said Edward B. Cloues, II, Chairman of the Board. “He has been a strong leader, and one who has not only managed the Company through some of the industry’s most challenging times, but also saw Penn Virginia through a transformation over a short period of time from a geographically diverse producer of virtually all natural gas to an almost exclusively Eagle Ford producer of principally oil.”

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Penn Virginia Corporation (NYSE: PVA) is an independent oil and gas company engaged in the exploration, development and production of oil, NGLs and natural gas in various domestic onshore regions of the United States, with a primary focus in the Eagle Ford Shale in south Texas. For more information, please visit our website at www.pennvirginia.com.

Contact:	James W. Dean
Vice President, Corporate Development
Ph: (610) 687-7531 Fax: (610) 687-3688
E-Mail: invest@pennvirginia.com